Exhibit 11

Richardson Electronics, Ltd. and Subsidiaries
Computation of Net Income per Share

Net income (loss) per share for 1994, 1993 and 1992 was computed by dividing net income (loss) by the weighted average number of common and common share equivalents outstanding. The treasury stock method was applied to those stock options that would have a dilutive effect on net income per share. The average market price of the Company's stock was used in determining primary income per share, while the year-end market price (if greater than the average market price) was used in determining fully diluted net income per share.

The Company's 7 1/4% Convertible Debentures have not been included in the calculation of income per share because their effect would be anti-dilutive. Fully diluted income per share has not been presented on the face of the income statement because it does not differ significantly from primary income per share for each year.


(Shares and Amounts in Thousands)
                                          1994      1993      1992
                                        --------  --------  --------

Primary net income (loss) per share:
   Weighted average shares outstanding    11,285    11,251    11,199
   Effect of dilutive stock options           14        84        31
                                        --------  --------  --------
      Total                               11,299    11,335    11,230
                                        ========  ========  ========

      Net income (loss)                 $(19,809)   $2,802    $1,707
                                        ========  ========  ========

      Net income (loss) per share         $(1.75)    $0.25     $0.15
                                        ========  ========  ========

Fully diluted net income per share:
   Weighted average shares outstanding    11,285    11,251    11,199
   Effect of dilutive stock options           14        98        45
                                        --------  --------  --------
      Total                               11,299    11,349    11,244

      Net income (loss)                 $(19,809)   $2,802    $1,707
                                        ========  ========  ========

      Net income (loss) per share         $(1.75)    $0.25     $0.15
                                        ========  ========  ========